UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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(Rule 14a-101)
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OpenLines Questions regarding Medco Announcement  September 12, 2007

•	I understand question 8 about the stock purchase plan but what will happen to the stock itself? Should we sell now? Will it deplete entirely and become Medco? Also will we be able to purchase Medco stock through the company the same way as we did before with the discount.

Any shares you own on the closing of the merger will be canceled in exchange for $53 per share.

The Employee Stock Purchase Plan will continue to operate as it does now through the earlier of the end of the current offering period (October 31, 2007) * or the date the transaction closes. New participants will not be permitted to enroll in the Plan and current participants will not be permitted to increase the amount that they have chosen to purchase stock each pay period. When the transaction closes, shares that you own through ESPP will be exchanged for a cash payment at the rate of $53 per share. Your shares in ESPP will not convert into Medco shares, as noted in the previous sentence, you will receive a cash payment for your shares. The PolyMedica ESPP will not exist once the transaction closes.
* Note in previous FAQ, question 8 listed an incorrect date of December 31, 2007. The correct date is October 31, 2007.
•	Which departments do you foresee being laid off?

As we communicated in the original announcement, this is a transaction about growth and opportunity. Medco is interested in us because we have a strong and growing business with talented employees. While some consolidation will take place in our Wakefield office, we expect the number of lay offs to be very small.
•	I’m not sure how to ask this question properly. Is Medco a union? Unionized?

At Medco, there are some employees represented by labor unions and most who are not. When the transaction between PolyMedica and Medco closes, you will not be placed into a union, nor will either PolyMedica or Medco ask that you join a union.

•	What should our response be about this acquisition when questioned by patients?

Here are some suggested talking points:
o	We are and will remain Liberty, the Company you have come to trust for all your diabetes needs. It is business as usual as we continue to Deliver Better Health!

o	The transaction will not impact our exceptional service, but only provide opportunities to enhance that service.

o	We are excited about the acquisition. It will allow us to better serve all of our patients.

o	We do not anticipate changes in the products and services we provide and in the future, we hope to expand what we offer to all of our patients.
•	I am an employee at Liberty Medical located in Salem, VA. and am inquiring as to whether there will be an across the floor increase in the employees hourly wage?

We do not expect any change to our current benefits or wages.
•	What actually happens to the PolyMedica stock I am holding when the merger is finalized?
Can I still sell my stock during the transition?
Is there a stock option plan with Medco?
Does this mean we will be “in-network” for all Medco groups/plans?

After the merger is completed, you will receive written instructions that explain how to exchange your shares for the $53.00 cash consideration. You do not need to take action at this time.

If you own PolyMedica stock, you always have the opportunity to sell your shares at anytime, subject to Company imposed “black out periods”.

The transaction provides a great opportunity for Liberty to expand its business in many ways and will open up new avenues for growth that previously were difficult to enter. Our collective teams will be working on these opportunities, but it is premature to discuss specifics regarding networking.
•	The team members in PE would like to know if Medco will be contributing to our 401K at the same rate as now.

For the foreseeable future, no pay and benefit changes are planned. At this time, our 401k plan will remain in place as it is currently designed.
•	I would love to have the opportunity to become involved in any new changes in the Managed Care department. I have call center experience and I feel like my input could be an asset to this department. There are a lot of changes that could help increase production and reduce errors, and make training for employees more efficient. I’ve worked for both United Healthcare and Allstate, both of which have wonderful training programs, and I feel like since this company is expanding, we should want to meet those same standards. Your consideration of my input is greatly appreciated.

Thank you for your enthusiasm. We will pass that along as changes occur and please make sure that you keep your supervisor aware of your request.
•	Now that Liberty is part of Medco, what will happen to the partnership with Express Scripts?

We are currently having discussions with ESI regarding this partnership. We do not have any further information at this time.
•	How will this effect PolyMedica Stock & Stock Options we may have? Will we have to sell them now?

Your unvested stock options will vest at closing. You will receive the net cash proceeds of the difference between the sale price of $53/share and the exercise price of the options when they were granted to you. This will be handled by the Company and its outside vendor that manages our stock option plan.
•	Will the acquisition affect Liberty’s existing employee tuition reimbursement program? Will continuing education programs still be available in 2008 (i.e. college level courses available on site)?

For the foreseeable future, there are no changes planned to our current compensation and benefit programs, including the tuition reimbursement program.

•	What will happen to our annual ACHC training requirements?

We will operate business as usual, and therefore all training requirements will stay in place.
•	What will happen with the Stock Certificates I am holding when the acquisition transaction becomes effective? How and when will the certificates be redeemed?

If you are holding PolyMedica stock certificates, you should contact your broker for relinquishing your shares in connection with the transaction and in the next several weeks, the Company will be sending a proxy statement to all shareholders that will include instructions on returning stock certificates in return for payment of the sales price of $53/share.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of PolyMedica by Medco. In connection with the proposed acquisition, PolyMedica and Medco intend to file relevant materials with the Securities and Exchange Commission (“SEC”), including PolyMedica’s proxy statement on Schedule 14A. Shareholders of PolyMedica are urged to read all relevant documents filed with the SEC, including PolyMedica’s proxy statement, because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and PolyMedica shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from PolyMedica.
PolyMedica and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of PolyMedica common stock in respect of the proposed transaction. Information about the directors and executive officers of PolyMedica is set forth in PolyMedica’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 27, 2007. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.